CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            COMMERCIAL CREDIT COMPANY
                            (a Delaware corporation)
                            (Pursuant to Section 242)

      Commercial Credit Company, a corporation organized and existing under and by virtue of the corporation laws of the State of Delaware

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation by unanimous written consent dated June 7, 1999, without a meeting, adopted a resolution proposing and recommending the following amendment to the Articles of Incorporation of said corporation:

      RESOLVED, that the Articles of Incorporation of Commercial Credit Company be amended by changing Articles I thereof so that, as amended, said Article shall be and read as follows:

                        "The name of the incorporation is

                         CitiFinancial Credit Company."

      SECOND: That in lieu of a meeting and vote of stockholder, the stockholder has given unanimous written consent to said amendment in accordance with the provisions of the laws of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Delaware law on June 8, 1999.

      IN WITNESS WHEREOF, said Commercial Credit Company has caused this certificate to be signed by its Senior Vice President this 8th day of June, 1999.

                                               COMMERCIAL CREDIT COMPANY

                                               By: /s/ Martin J. Wong
                                                      Senior Vice President
                                                      Martin J. Wong

[Corporate Seal]